Exhibit 10.20

August 11, 2005

Mr. Daniel A. Gunther

Ottawa, Ontario, Canada

Dear Dan,

On behalf of VeriChip Corporation (the “Company”), I am pleased to extend an offer to you to join the Company as its President, effective June 10, 2005.

In such position, you would be reporting directly to the Chief Executive Officer of VeriChip Corporation. You would be based out of the Company’s Ottawa office but will be required to travel to the VeriChip corporate headquarters in Delray Beach, Florida on occasion. Other travel will be required based on business requirements.

Your initial base salary will be at an annual rate equal to C$210,000 (less applicable payroll taxes and withholding) In addition to this annual base salary, you will be eligible for an annual incentive compensation of up to C$300,000 that will be calculated based upon the achievement of corporate objectives. Both the base salary and incentive compensation will be reviewed on an annual basis.

The incentive compensation will be based on a combination of total revenue, number of VeriChip enabled hospitals obtained in 2005 and minimum EBITDA objectives. Attached is Schedule A which defines the incentive (bonus) compensation plan. The incentive compensation will be paid on March 1, 2005 upon approval of our Year End audit for the VeriChip business unit.

The Board has approved granting you an option to acquire two hundred and fifty thousand (250,000) shares of VeriChip’s common stock, at price per share equal to US$1.65 (the “Option”). The Option will vest one-third per year starting on the first anniversary of your first day of employment. The Option is governed by an option plan, and more specific details, rules and provisions are contained in that plan and in the grant letter you will receive.

You will also be entitled to participate in other employee benefits that are generally available for similarly situated employees to include stock purchase plan, company-paid health insurance, etc. More information on your employment is contained in the Company’s employee handbook, a copy of which is available to you.

1690 S. Congress Avenue    .    Suite 200    .    Delray Beach, FL 33445

Phone 561.805.8000     ".     Fax 561.805.8001

Proprietary Information and Inventions

A. The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business and that as part of your engagement by the Company, you are (or may be) expected to make new contributions and inventions of value to the Company.

B. The Company and its affiliates possess, and will continue to possess, information that has been created, discovered or developed by, or otherwise become known to, the Company and/or its affiliates (including, without limitation, information created, discovered, developed, or made known by you during the period of or arising out of your engagement by the Company, whether before of after the date hereof) or in which property rights have been or may be assigned or otherwise conveyed to the Company or its affiliates. Such information, whether such information has commercial value in the business in which the Company or its affiliates are engaged, shall be treated by you as confidential. All such information if hereinafter called “Proprietary Information”, which term, as used herein, shall also include, but shall not be limited to, systems, processes, formulas, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs and customer and supplier lists; provided, however, that the term “Proprietary Information” shall not include any of the foregoing which is in the public domain other than by breach hereof.

C. All existing lists of customers of the Company and its affiliates, and all lists of customers of the Company and its affiliates developed during the course of your engagement by the Company, are and shall be the sole and exclusive property of the Company or the respective affiliate, and you neither have nor shall have any right, title, or interest therein; such lists of customers are and must continue to be confidential; such lists of customers are not readily accessible to competitors of the Company or its affiliates; and the Company’s and its affiliates’ present and future business relationship with their customers is and will continue to be a of a type which normally continues unless interfered with by others.

Ownership of Proprietary Information- All Proprietary Information shall be the sole property of the Company or the respective affiliate, and the Company and its affiliates shall be the sole owner of all copyrights, trademarks and other rights in connection therewith (the “Intellectual Property”). You hereby assign to the Company any rights you may have or acquire in such Proprietary Information and the Intellectual Property. You hereby acknowledge that all Proprietary Information is and must continue to be confidential and that the same is not readily accessible to competitors of the Company or its affiliates. At all times, both during the term of your engagement with the Company and after any termination, you agree to keep in strictest confidence and trust all Proprietary Information and you will not use nor disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing your duties as an employee of the Company.

Disclosure of Inventions- You agree to promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, blueprints, formulas, processes, techniques, computer programs, strategies, know-how and data, whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during the period of your engagement that are related to the business of the Company, result from tasks assigned to you by the Company or result from the use of premises or property (including computer systems and engineering facilities) owned, leased or contracted for by the Company (all such discoveries, developments, designs, improvements, inventions,

1690 S. Congress Avenue    .    Suite 200    .    Delray Beach, FL 33445

Phone 561.805.8000     ".     Fax 561.805.8001

formulas, processes, techniques, computer programs, strategies, blueprints, know-how, and date are hereinafter referred to as “Inventions”). You also agree to promptly disclose to the Company, and the Company hereby agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, computer programs, strategies, blueprints, know-how and data, whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during the period of your engagement for the purpose of determining whether they constitute “Inventions”, as defined above.

Ownership of Inventions- All Inventions shall be the sole property of the Company or its respective affiliate, and the Company or its affiliates shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. You hereby assign to the Company any rights you may have or acquire in such Inventions. You shall assist the Company in every proper way as to all such Inventions (but at the Company’s expense) to obtain and, from time to time, enforce patents, copyrights, trademarks, and other rights and protections relating to said Inventions in and all countries, and to that end, you will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks and other rights and protections on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Your obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating in such Inventions in any and all countries shall continue beyond any termination of your employment, by the Company shall compensate you at a reasonable rate after your termination for time actually spent by you at the Company’s request on such assistance. In the event the company is unable, after reasonable effort, to secure your signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by you and you hereby ratify, affirm and approve all such lawfully permitted act accordingly.

Agreement Not to Solicit Customers- During the course of your engagement and for a period of one (1) year following the termination thereof, you agree not to, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent, creditor or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer, employee or vendor of the Company or any of its current or future affiliates at any time or times within one (1) year prior to any termination of your engagement with the Company, whether or not you had direct responsibility for a contact with such customer, employee or vendor.

Remedies- You acknowledge that a remedy at law for any breach or threatened breach of the provisions of this letter would be inadequate and, therefore, agree that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Moreover, any breach of this letter shall

1690 S. Congress Avenue    .    Suite 200    .    Delray Beach, FL 33445

Phone 561.805.8000     ".     Fax 561.805.8001

allow the Company or its affiliates to terminate any agreement, including any bonus or commission agreement and any option agreement or grant. Notwithstanding the foregoing, any accrued salary and vacation pay that has been actually accrued date of any termination of engagement shall remain due and payable. Moreover, no termination shall affect any rights any employee has under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Interpretation- It is the desire and intent of the parties hereto that the provisions of this letter shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this letter shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this letter shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Please note that this letter is an offer to join the Company; it is not an employment agreement and your employment is at-will.

On behalf of the Company, I would like to convey our excitement at the prospect of your joining us for what we are certain will be a rewarding and successful future together.

Should you have any questions or comments regarding the foregoing, please feel free to telephone me at (561) 805-8006.

Very truly yours,

/s/ KEVIN MCLAUGHLIN
Kevin McLaughlin Chief Executive Officer

Agreed and accepted:

/s/ DANIEL A. GUNTHER
Daniel A. Gunther

1690 S. Congress Avenue    .    Suite 200    .    Delray Beach, FL 33445

Phone 561.805.8000     ".    Fax 561.805.8001

Schedule “A”

Incentive Compensation Plan

Daniel A. Gunther

In addition to your base salary, we are pleased to offer you the following Incentive Compensation for the Fiscal Quarters ended September 30, 2005 and December 31, 2005. The terms and conditions of the Incentive Compensation are set forth on the attached document entitled Senior Management Incentive Compensation Plan (the “Plan”) and terms defined therein have the same meaning in this schedule. I would appreciate it if you would review this Schedule and the Plan, sign both of them and return the copies to me by August 19, 2005.

This incentive plan will be paid in two portions:

a)	Operating Performance for Canadian Subsidiaries

Your Incentive Compensation will be based on the percentage (%) increase in VeriChip’s Revenue from Canadian Subsidiaries (specifically the former companies - eXI Wireless Inc. and Instantel Inc.) for the Fiscal Quarter over same quarter of the previous year and will be calculated based on the following schedule. For the purposes of this plan, the combined revenues from the Canadian Subsidiaries for each of the quarters ended September 30, 2004 and December 31, 2004 are US$5,000,000.

This incentive compensation is subject to achieving a minimum EBITDA margin of 20%. If this minimum is not achieved, the incentive compensation will be reduced to the point that this margin is achieved.

Performance Targets - Quarterly Revenue Increase (%)	Incentive Compensation (gross C$)	Total Incentive Compensation at maximum levels (gross C$)
Up to 0%	nil	nil
0%tol0%	up to $35,000	$35,000
10% to 20%	up to $45,000	$80,000
20% to 30%	up to $55,000	$135,000
more than 30%	incentive compensation to be determined as required

b)	Registration of Hospitals for VeriChip Implanted Solution

For each hospital that becomes registered for VeriChip Implanted Solution during the quarter you will be entitled to the incentive compensation specified in the following table:

Performance Target - Number of Hospitals Registered	Incentive Compensation per Hospital (gross C$)	Total Incentive Compensation at maximum levels (gross C$)
Up to 8	nil	nil
9 to 11	$1,000	$11,000
12 to 15	$1,667	$25,000
more than 15	incentive compensation to be determined as required

For the sake of clarity, as of the end of second quarter, June 30, 2005 there were a total of two registered VeriChip Implanted Solutions hospitals; Deaconess and Hackensack.

I truly look forward to working with you to achieve these performance targets.

Sincerely,

/s/ KEVIN H. MCLAUGHLIN
Kevin H. McLaughlin Chief Executive Officer

I have reviewed the Senior Management Incentive Campensation Schedule above and agree to be bound by it.

Aug 11/05	/s/ DANIEL A. GUNTHER
Date	Daniel A. Gunther

1690 S. Congress Avenue    .    Suite 200    .    Delray Beach, FL 33445

Phone 561.805.8000     ".     Fax 561.805.8001